Exhibit 99.1

NEWS RELEASE CONTACTS: Albert G. White, III VP, Investor Relations and Treasurer Kim Duncan Director, Investor Relations ir@coopercompanies.com FOR IMMEDIATE RELEASE	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES ANNOUNCES FIRST QUARTER 2010 RESULTS

PLEASANTON, Calif., Mar. 4, 2010 — The Cooper Companies, Inc. (NYSE: COO) today announced financial results for the fiscal first quarter ended January 31, 2010.

First quarter revenue increased 4% year-over-year to $260.3 million.

First quarter GAAP operating income $37.0 million, up 13% from $32.8 million in last year’s first quarter. Non-GAAP operating income $40.0 million, up 22% from $32.8 million in last year’s first quarter. Non-GAAP operating income excludes charges of $2.3 million, for the 2009 CooperVision manufacturing restructuring plan, and $0.7 million, for acquisitions. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

First quarter GAAP earnings per share (EPS) 44 cents, down 9 cents from last year’s first quarter. First quarter non-GAAP EPS 49 cents. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

First quarter free cash flow $43.2 million. Trailing twelve month free cash flow $181.6 million.

Commenting on the results, Robert S. Weiss, Cooper’s president and chief executive officer said, “We are pleased with our performance in the first quarter. We enjoyed solid revenue growth, and our operational profits in both our vision and surgical businesses were strong. We also continued to generate significant free cash flow.”

Weiss continued, “Within CooperVision, our products continue to gain traction—especially with our silicone hydrogel family of products, which were recently awarded Product of Choice status at Luxottica. Within CooperSurgical, we posted a very strong quarter and have now completed two acquisitions year to date.”

First Quarter GAAP Operating Highlights

•	Revenue $260.3 million, 4% above first quarter 2009.

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Gross margin 58% compared with 57% in last year’s first quarter. The increase in gross margin was attributable to manufacturing efficiency gains partially offset by costs related to the 2009 CooperVision manufacturing restructuring plan.

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Operating margin 14% compared with 13% in last year’s first quarter. The increase in operating margin was attributable to efficiency gains within manufacturing and operations that were partially offset by costs related to the 2009 CooperVision manufacturing restructuring plan as well as acquisition related costs.

•	Depreciation and amortization expense $22.9 million.

•	Interest expense $10.2 million or 4% of sales vs. $11.5 million or 5% of sales in last year’s first quarter. Interest expense decreased as a result of lower debt and lower interest rates.

•	Total debt decreased $38.2 million to $743.3 million. At quarter end there was $378.8 million outstanding under the Company’s $650.0 million revolver.

•

Cash provided by operations $56.1 million and capital expenditures $12.9 million resulted in free cash flow of $43.2 million. Trailing twelve month cash provided by operations $254.4 million and capital expenditures $72.8 million resulted in free cash flow of $181.6 million.

First Quarter CooperVision (CVI) GAAP Operating Highlights

•	Revenue $215.9 million, up 2% from last year’s first quarter. Revenue gains were seen throughout most product categories and geographic regions.

•	Revenue by category:

	(In millions) 1Q10	% of CVI Revenue 1Q10	% chg y/y
Toric	$63.5	29%	8%
Multifocal	16.7	8%	5%
Single-use sphere	46.9	22%	11%
Non single-use sphere, other	88.8	41%	-6%

Total	$215.9	100%	2%

•	Revenue by geography:

	(In millions) 1Q10	% of CVI Revenue 1Q10	% chg y/y
Americas	$86.0	40%	0%
EMEA	84.7	39%	3%
Asia Pacific	45.2	21%	6%

Total	$215.9	100%	2%

•	Selected revenue by material:

	(In millions) 1Q10	% of CVI Revenue 1Q10	% chg y/y
Proclear	$61.9	29%	11%
Silicone hydrogel	$40.9	19%	151%

•

Gross margin 57% compared with 56% in the first quarter of 2009. The increase in gross margin was attributable to manufacturing efficiency gains partially offset by costs related to the 2009 CooperVision manufacturing restructuring plan.

•	Operating margin 15%, consistent with last year’s first quarter.

First Quarter CooperSurgical (CSI) GAAP Operating Highlights

•	Revenue $44.4 million, up 11% from last year’s first quarter, with organic growth of 10%.

•	Sales of products marketed directly to hospitals increased 15% year-over-year to $15.8 million and now represent 36% of CSI’s total revenue vs. 34% in last year’s first quarter.

•	Gross margin 61%, down from 62% in last year’s first quarter. Lower gross margin was primarily due to the currency impact of materials purchased internationally.

•	Operating margin 23%, consistent with last year’s first quarter.

2010 Guidance

The Company amends its full-year 2010 guidance. Guidance is summarized as follows:

	FY10 Guidance Old	FY10 Guidance New
Revenue (In millions)
CVI	$925 - $975	$925 - $975
CSI*	$175 - $185	$185 - $195
Total	$1,100 - $1,160	$1,110 - $1,170

EPS
GAAP	$2.17 - $2.27	$2.17 - $2.27
Non-GAAP**	$2.45 - $2.55	$2.45 - $2.55
Free Cash Flow (In millions)	$120 - $140	$130 - $150

*	Reflects the impact of CooperSurgical acquisitions.
**	Excludes the impact of the 2009 CVI manufacturing restructuring plan and CSI acquisition costs. See “Reconciliation of Non-GAAP EPS to GAAP EPS” shown below.

Reconciliation of Non-GAAP EPS to GAAP EPS

To supplement our financial results and guidance presented on a GAAP basis, we use non-GAAP measures, indicated in the table below, which exclude restructuring costs and costs related to acquisitions, that we believe are helpful in understanding our results. We exclude restructuring costs and costs related to acquisitions because we do not consider them reflective of our ongoing operating performance. Our non-GAAP financial results and guidance are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements and guidance prepared in accordance with GAAP. Our management uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods.

Non-GAAP operating income, net income and diluted EPS results and guidance exclude costs related to the 2009 CooperVision manufacturing restructuring plan announced in August 2009 and costs related to CooperSurgical acquisitions. Non-GAAP net income and diluted EPS for the fiscal first quarter of 2010 excluded related costs of $2.0 million or 5 cents per share. We did not incur similar costs in the fiscal first quarter of 2009. The restructuring costs, primarily severance and costs associated with assets, related to the pending closure of the Norfolk manufacturing plant and are primarily recorded in cost of sales. We expect to recognize total pre-tax restructuring charges under this plan of approximately $24.0 million. We recognized $5.1 million in fiscal 2009 and $2.3 million in the fiscal first quarter of 2010 with the remaining $16.6 million spread over fiscal 2010. The acquisition costs, primarily legal and other due diligence costs, are primarily recorded in selling, general and administrative expense. We believe it is useful for investors to understand the effects of these restructuring and acquisition costs on our total operating results.

	Three Months Ended January 31,
	2010 GAAP	Adjustments	2010 Non-GAAP
Operating income	$36,979	$2,983	$39,962
Income before income taxes	$24,426	$2,983	$27,409
Provision for income taxes	$4,003	$975	$4,978
Net income	$20,423	$2,008	$22,431

Diluted EPS	$0.44	$0.05	$0.49

	Fiscal 2010 EPS Guidance
	2010 GAAP	Adjustments	2010 Non-GAAP
Diluted EPS	$2.17 - $2.27	$0.28	$2.45 - $2.55

Conference Call and Webcast

The Company will host a conference call today at 5:00 p.m. ET to discuss its first quarter 2010 financial results. The dial in number in the United States is +1-800-884-5695 and outside the United States is +1-617-786-2960. The passcode is 29168902. There will be a replay available approximately two hours after the call ends until Thursday, March 11, 2010. The replay number in the United States is +1-888-286-8010 and outside the United States is +1-617-801-6888. The replay passcode is 87281284. This call will be broadcast live on our website at www.coopercos.com and at www.streetevents.com. A transcript will be available on our website within 24 hours after the conference call.

About The Cooper Companies

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, CA.

CooperVision, Inc. (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Dedicated to enhancing the contact lens experience for practitioners and patients, CooperVision specializes in lenses for astigmatism and presbyopia. CooperVision manufactures a full array of monthly, two-week, and daily disposable contact lenses featuring advanced materials and optics. Headquartered in Pleasanton, CA, it manufactures in: Juana Diaz, Puerto Rico; Norfolk, VA; Rochester, NY; Adelaide, Australia; and Hamble and Hampshire, UK.

CooperSurgical, Inc. (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, CT, Pasadena, CA, and Stafford, TX.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Statements relating to guidance, plans, prospects, goals, strategies, future actions, events or performance and other statements which are other than statements of historical fact, including all statements regarding anticipated growth in our revenue, CooperVision’s manufacturing restructuring plan and expected results of operations and integration of any acquisition are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties.

Among the factors that could cause our actual results and future actions to differ materially from those described in forward-looking statements are: adverse changes in global or regional general business, political and economic conditions due to the current global economic downturn, including the impact of continuing uncertainty and instability of U.S. and international credit markets that may adversely affect the Company’s or its customers’ ability to meet future liquidity needs; limitations on sales following new product introductions due to poor market acceptance; new competitors, product innovations or technologies; the Company’s failure to realize anticipated savings, or its incurrence of unexpected costs, from CooperVision’s manufacturing restructuring plan; a major disruption in the operations of our manufacturing, research and development or distribution facilities due to technological problems, natural disasters, CooperVision’s manufacturing restructuring plan or other causes; disruptions in supplies of raw materials, particularly components used to manufacture our silicone hydrogel and other hydrogel lenses; the impact of acquisitions or divestitures on revenues, earnings or margins; losses arising for pending or future litigation, including the risk of an adverse decision or settlement related to claims involving our securities class action and derivative litigation, or product recalls; interest rate and foreign currency exchange rate fluctuations; the requirement to provide for a significant liability or to write off, or accelerate depreciation on, a significant asset, including goodwill; changes in U.S. and foreign government regulation of the retail optical industry and of the healthcare industry generally; changes in tax laws or their interpretation and changes in effective tax rates; dilution to earnings per share from acquisitions or issuing stock and other events described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2009, as such Risk Factors may be updated in quarterly filings.

We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	January 31, 2010	October 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,822	$3,932
Trade receivables, net	174,945	170,941
Inventories	251,842	260,846
Deferred tax assets	25,339	23,360
Other current assets	42,460	44,799

Total current assets	496,408	503,878

Property, plant and equipment, net	586,716	602,568
Goodwill	1,254,767	1,257,029
Other intangibles, net	114,963	114,700
Deferred tax assets	25,027	27,781
Other assets	43,519	45,951

	$2,521,400	$2,551,907

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$19,140	$9,844
Other current liabilities	159,667	165,570

Total current liabilities	178,807	175,414

Long-term debt	724,178	771,630
Other liabilities	51,313	48,065
Deferred tax liabilities	15,046	16,456

Total liabilities	969,344	1,011,565

Stockholders’ equity	1,552,056	1,540,342

	$2,521,400	$2,551,907

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except earnings per share amounts)

(Unaudited)

	Three Months Ended January 31,
	2010	2009
Net sales	$260,258	$251,142
Cost of sales	110,495	109,007

Gross profit	149,763	142,135
Selling, general and administrative expense	100,578	94,992
Research and development expense	7,626	7,232
Restructuring costs	363	2,954
Amortization of intangibles	4,217	4,177

Operating income	36,979	32,780
Interest expense	10,225	11,457
Other (expense) income, net	(2,328)	8,145

Income before income taxes	24,426	29,468
Provision for income taxes	4,003	5,595

Net income	$20,423	$23,873

Diluted earnings per share	$0.44	$0.53

Number of shares used to compute earnings per share	46,123	45,141

Soft Contact Lens Revenue Update

Worldwide Market vs. CooperVision (Constant Currency)

The data below is extracted from a compilation of industry participants’ revenue by the Contact Lens Institute (CLI), an independent market research firm. This data is compiled using gross product sales at foreign exchange rates set by CLI. It therefore excludes items such as discounts, rebates, currency hedges and freight reimbursements.

Worldwide Manufacturers’ Soft Contact Lens Revenue

(U.S. dollars in millions; constant currency; unaudited)

	Calendar 4Q09			Calendar 2009			Fiscal 1Q10
	Market	Market Change	CVI Change	Market	Market Change	CVI Change	CVI Change
Sales by Category
Spheres	$1,131	2%	4%	$4,652	2%	7%	8%
Torics	255	9%	6%	1,049	7%	(2%)	9%
Multifocal	66	24%	7%	253	21%	17%	8%

WW Soft Contact Lenses	$1,452	4%	5%	$5,954	3%	5%	8%

Sales by Modality
Single Use	$509	2%	8%	$2,011	1%	14%	10%
Other	943	6%	4%	3,943	4%	3%	7%

WW Soft Contact Lenses	$1,452	4%	5%	$5,954	3%	5%	8%

Sales by Material
Hydrogel	$931	(3%)	(6%)	$3,846	(4%)	(3%)	(5%)
Silicone Hydrogel	521	20%	126%	2,108	20%	112%	153%

WW Soft Contact Lenses	$1,452	4%	5%	$5,954	3%	5%	8%

Sales by Geography
Americas	$524	6%	4%	$2,294	5%	4%	11%
EMEA	435	6%	9%	1,755	6%	7%	8%
Asia Pacific	493	1%	(2%)	1,905	(1%)	3%	1%

WW Soft Contact Lenses	$1,452	4%	5%	$5,954	3%	5%	8%

United States	$451	5%	3%	$2,014	4%	4%	10%
International	1,001	4%	6%	3,940	3%	5%	6%

WW Soft Contact Lenses	$1,452	4%	5%	$5,954	3%	5%	8%

COO-E

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